EXHIBIT 99.1

News Release

Press Department:
Diana Phillips
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2008 SECOND
QUARTER AND FIRST HALF RESULTS

• Second Quarter Revenues of $320.2 million and Operating Income of $150.9 million

• Second Quarter Net Income of $95.3 million and

Diluted Earnings per Share of $1.46

• Sotheby’s Sells the World’s Most Expensive Contemporary Work at Auction,

Francis Bacon’s Triptych, 1976, for a Record $86.3 million

August 5, 2008, New York -- Sotheby’s (NYSE: BID) today announced results for the second quarter and first half ended June 30, 2008.

For the quarter ended June 30, 2008, the Company reported revenues of $320.2 million, a $19.3 million, or 6%, decrease over the prior second quarter, primarily due to the shift of our summer Contemporary sales in London from the second quarter of 2007 to the third quarter of 2008. Those sales brought auction commission revenues of $24 million in the second quarter of 2007 and will contribute approximately $26 million to auction commission revenues in the third quarter of 2008. Auction commission margin in the second quarter of 2008 was 15.1% which is much improved from the 13.6% auction commission margin in the first quarter of 2008 although not quite as high as prior year second quarter auction commission margin of 16.0% . Also impacting revenues in the second quarter of 2008 are unfavorable principal activities results for the period.

The Company’s net income for the second quarter of 2008 was $95.3 million, or $1.46 per diluted share compared to net income of $107.3 million, or $1.64, per diluted share for the prior period, a $12.0 million decline, largely due to the aforementioned calendar shift. This decline is partially offset by lower operating expenses, which totaled $169.3 million compared to $182.0 million in the prior period, a $12.8 million, or 7% improvement. Operating expenses include an $18.4 million one-time benefit ($11.7 million after-tax) recognized as a result of the reversal of the remaining liability related to the vendor’s commission discount certificates that expired in May 2008 and were issued by the Company in 2003 in conjunction with the settlement of antitrust related civil litigation. The reduction in operating expenses is also partially attributable to a decrease in incentive bonus accruals as a result of the lower profitability of the first half and is somewhat offset by increased direct costs, primarily due to higher consignment and sales levels in Hong Kong, as well as higher catalogue and sale promotion costs related to the May Impressionist and Contemporary Art sales in New York.

For the first six months of 2008, aggregate auction sales were $3.0 billion, a record for Sotheby’s, and revenues were $449.4 million, a $37.5 million, or 8% decline from the prior period due to the previously mentioned sales shift from the second quarter to the third quarter ($24 million revenue benefit in the first half of 2007) as well as lower auction commission margins and unfavorable principal activities results in the current period. Net income for the first half of 2008 was $82.9 million, a $48.7 million, or 37%, decline from the first half of 2007 largely due to the aforementioned shortfalls in auction and related revenues. Diluted earnings per share was $1.26 for the first half of 2008, a 38% decrease from the prior period.

“These results are the second best in our history, and are remarkable in the context of today’s global economic environment,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “Our conservative approach to risk, the significant improvement in our auction commission margins in the second quarter and our focus on costs have all contributed to healthy profitability.

“Our ability to successfully raise $350 million in new capital in this climate – in an oversubscribed offering – now provides us with greater liquidity than we have ever enjoyed,” continued Mr. Ruprecht. “Sotheby’s was upgraded to investment grade by Standard & Poors in early June and we have retired our $100 million bond that was due in February 2009. Our company today is in an excellent position to be flexible and competitive and to continue our long tradition as innovators in our markets. Demand has remained very strong for great works of art, and the market has continued to be robust, recently illustrated by our excellent summer sales in London. Aggregate auction sales to date of $3.4 billion are up 14%.

“We are encouraged by a number of exciting events that are ahead in the autumn season. Notable among them is the landmark sale in London, “Beautiful Inside My Head Forever,” consisting of over 200 new and exciting works by renowned artist Damien Hirst, which is estimated in excess of $130 million. Because of this sale, as well as the strong results in London of our Contemporary and Old Master sales in July, we expect a stronger third quarter than last year.”

Second and Third Quarter Sales
In a most eventful season, Sotheby’s sold the top lot of the year thus far, Francis Bacon’s Triptych, 1976 for $86.3 million, setting the record at auction for the artist as well as for any work of Contemporary Art. This masterpiece was sold in our May evening sale of Contemporary Art in New York, an auction which brought $362.0 million, our highest single sale total in Company history. The week’s total of Contemporary Art sales were $469.8 million, at the pre-sale high estimate of $473 million and up 36% from the prior year with eight works selling for $10 million or more. The New York May Impressionist sales also achieved excellent results with a total of $272.6 million, well within the pre-sale estimate of $245/337 million.

Also in New York, Sotheby’s spring sale of American Paintings brought an exceptional $87.0 million, well above the high end of the pre-sale estimate of $53/77 million and 56% above the prior year’s total. Highlighting the sale was Edward Hick’s Peaceable Kingdom which achieved $9.7 million and set the record for a work of American Folk Art as well as the record for the artist at auction.

Sotheby’s summer fine arts sales in London in late June and early July were the best in our history, bringing a remarkable $497.5 million over the two week period, near the high end of the pre-sale estimate of $358/511 million and 24% above the prior year’s total. The Impressionist and Modern Art sales brought $255.1 million and were highlighted by the sale of Gino Severini’s Danseuse for $29.6 million, seven times the previous record for a work by the artist. London’s Contemporary Art sales totaled a tremendous $242.4 million and were highlighted by the sale of Francis Bacon’s Study for Head of George Dyer for $27.4 million, well in excess of the pre-sale high estimate of $16 million. A remarkable 102 lots were sold for $1 million or more during the two week period.

Sotheby’s July Old Masters sales in London brought a strong $117.3 million, above the pre-sale high estimate of $105.5 million and 32% above the prior year’s total. The top lot of the sales was a re-discovered portrait by Frans Hals of Willem van Heythuysen which sold for $14.0 million. Auction records were set for nineteen artists and twenty lots were sold for $1 million or more.

Upcoming Sales
On September 15th and 16th in London, Sotheby’s is privileged to present “Beautiful Inside My Head Forever,” a major auction of new works by Damien Hirst. The over 200 lots in the two day sale were all created over the past two years and incorporate an extraordinary range of works. The centerpiece of the evening sale is The Golden Calf, a remarkable new sculpture of a bull in formaldehyde whose head is crowned by a solid gold disc and hooves and horns are cast in 18 carat gold. The sculpture is estimated to realize $16/24 million and the entire sale is estimated to bring in excess of $130 million. Sotheby’s Hong Kong autumn sales will be held from October 4th to 8th and are estimated to total approximately $265 million which is 31% higher than last fall’s sales total of $202.4 million. Highlighting the sales are the Qianlong Imperial Seals from the Estate of Emile Guimet (estimate in excess of $6.4 million), as well as two exceptional scrolls, the Dayue Tu, the Qianlong Emperor’s Review of the Grand Parade (estimate in excess of $10.2 million) and the Compilation of the Lanting Xu Imperial Collection of Documents Woven in Kesi (estimate in excess of $7.7 million).

For the third year in a row, Sotheby’s will be visiting Chatsworth in the British countryside with a major exhibition of Modern and Contemporary sculpture, Beyond Limits. Works by artists such as Fernando Botero, Kiki Smith, Ron Arad and Salvador Dali will be displayed and available for private sale. The exhibition will run from September 9th to November 2nd.

On October 2nd Sotheby’s Paris will offer the late Swiss businessman Léon Levy’s Collection of Important French Furniture and Works of Art, which is estimated to bring $9/16 million. Highlights from the exquisite 18th century collection will include a pair of gilt-bronze candelabra from the Louis XVI period (estimate of $1/2 million) and a gilt-bronze console-table from the Régence period (estimate of $0.9/2 million).

In November, Sotheby’s New York will present for sale three important paintings by the Russian artist Boris Dmitrievich Grigoriev on behalf of the Berkshire Museum in Pittsfield, Massachusetts. Included in the offering is Grigoriev’s Pipe Players, a preeminent example of the artist’s Visages du Monde (Faces of the World) cycle of 1920-31. Shepherd of the

Hills, which depicts Russian poet Nikolai Klyuev, and Man with Pipe will also be offered. The three paintings are estimated to bring $7/10 million combined.

Note: All estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call is available at http://investor.shareholder.com/bid/events.cfm. Sotheby’s earnings conference call will take place on Tuesday, August 5, 2008, at 4:45 PM EDT. Domestic callers should dial: 877-548-7915 and international callers should dial: 719-325-4869. The call reservation number is 2194084.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

SOTHEBY’S CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED) (Thousands of dollars, except per share data)	APPENDIX A

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues:
Auction and related revenues	$290,393	$313,479	$398,331	$443,296
Finance revenues	3,650	4,219	7,162	8,999
Dealer revenues	24,791	20,495	41,476	32,341
License fee revenues	918	822	1,509	1,402
Other revenues	409	492	944	868
Total revenues	320,161	339,507	449,422	486,906

Expenses:
Direct costs of services	35,162	25,780	48,719	39,342
Dealer cost of sales	24,679	17,167	40,597	25,532
Marketing expenses	5,597	4,926	10,946	9,093
Salaries and related costs	71,903	85,090	133,074	139,894
General and administrative expenses	44,328	43,772	89,792	81,821
Depreciation and amortization expense	6,005	5,312	12,217	10,794
Antitrust related matters	(18,385)	-	(18,385)	-
Impairment loss	-	-	-	14,979
Gain on sale of land and buildings	-	-	-	(4,752)
Total expenses	169,289	182,047	316,960	316,703

Operating income	150,872	157,460	132,462	170,203

Interest income	2,064	3,972	3,976	6,694
Interest expense	(8,002)	(7,133)	(15,252)	(14,668)
Insurance recovery	-	-	-	20,000
Other (expense) income	(3,794)	51	(1,171)	1,730

Income before taxes	141,140	154,350	120,015	183,959
Equity in earnings of investees, net of taxes	300	1,040	1,537	1,749
Income tax expense	46,106	48,042	38,613	54,028

Net income	$95,334	$107,348	$82,939	$131,680

Basic earnings per share	$1.47	$1.68	$1.29	$2.08

Diluted earnings per share	$1.46	$1.64	$1.26	$2.02

Basic and diluted weighted average shares outstanding:
Basic	64,663	63,750	64,529	63,453
Diluted	65,390	65,561	65,695	65,319

Cash dividends paid per common share	$0.15	$0.10	$0.30	$0.20